As filed with the Securities and Exchange Commission on May 23, 2016

Registration No. 33-39433

Registration No. 33-48388

Registration No. 33-57893

Registration No. 33-61301

Registration No. 33-61899

Registration No. 33-63201

Registration No. 33-64633

Registration No. 333-08113

Registration No. 333-37863

Registration No. 333-46266

Registration No. 333-46739

Registration No. 333-60995

Registration No. 333-61989

Registration No. 333-188772

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post Effective Amendment No. 1 to Form S-3 Registration Statement No. 33-39433

Post Effective Amendment No. 1 to Form S-3 Registration Statement No. 33-48388

Post Effective Amendment No. 1 to Form S-3 Registration Statement No. 33-57893

Post Effective Amendment No. 1 to Form S-3 Registration Statement No. 33-61301

Post Effective Amendment No. 1 to Form S-3 Registration Statement No. 33-61899

Post Effective Amendment No. 1 to Form S-3 Registration Statement No. 33-63201

Post Effective Amendment No. 1 to Form S-3 Registration Statement No. 33-64633

Post Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-08113

Post Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-37863

Post Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-46266

Post Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-46739

Post Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-60995

Post Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-61989

Post Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-188772

UNDER

THE SECURITIES ACT OF 1933

AIRGAS, INC.

(Exact name of registrant as specified in its charter)

Delaware	56-0732648
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

259 North Radnor-Chester Road, Suite 100

Radnor, PA 19087-5283

(610) 687-5253

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Robert H. Young, Jr.

Senior Vice President and General Counsel

Airgas, Inc.

259 North Radnor-Chester Road, Suite 100

Radnor, Pennsylvania 19087

(610) 687-5253

(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) of Airgas, Inc. (the “Registrant”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

Registration Statement on Form S-3 (File No. 033-39433) registering 200,000 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), issuable to certain stockholders for purchase in one or more private placements pursuant to the exercise of options granted to such stockholders by the Registrant.

Registration Statement on Form S-3 (File No. 033-48388) registering 250,000 shares of the Registrant’s Common Stock issuable to certain minority stockholders of the Registrant’s operating subsidiaries upon the exchange of shares in the Registrant’s operating subsidiaries acquired by certain stockholders pursuant to exchange rights agreements.

Registration Statement on Form S-3 (File No. 033-57893) registering 116,337 shares of the Registrant’s Common Stock issuable in connection with payment for contingent payments which may be made pursuant to the acquisition of a company of which certain of the Registrant’s stockholders were stockholders.

Registration Statement on Form S-3 (File No. 033-61301) registering 104,500 shares of the Registrant’s Common Stock issuable pursuant to the acquisition of a company of which certain of the Registrant’s stockholders were stockholders.

Registration Statement on Form S-3 (File No. 033-61899) registering 644,946 shares of the Registrant’s Common Stock issuable to certain minority stockholders of the Registrant’s operating subsidiaries upon the exchange of shares in the Registrant’s operating subsidiaries acquired by certain stockholders pursuant to exchange rights agreements.

Registration Statement on Form S-3 (File No. 033-63201) registering 238,000 shares of the Registrant’s Common Stock issuable pursuant to the acquisition of a company of which certain of the Registrant’s stockholders were stockholders.

Registration Statement on Form S-3 (File No. 033-64633) registering 120,000 shares of the Registrant’s Common Stock issuable pursuant to the acquisition of a company of which certain of the Registrant’s stockholders were stockholders.

Registration Statement on Form S-3 (File No. 333-08113) registering $450,000,000 of debt securities, $450,000,000 of preferred stock par value $0.01 per share and $450,000,000 of the Registrant’s Common Stock, each as may be issued from time to time in one or more series.

Registration Statement on Form S-3 (File No. 333-37863) registering 295,469 shares of the Registrant’s Common Stock issuable pursuant to the acquisition of a company of which certain of the Registrant’s stockholders were stockholders.

Registration Statement on Form S-3 (File No. 333-46266) registering 1,471,250 shares of the Registrant’s Common Stock issuable pursuant to the acquisition of a company of which certain of the Registrant’s stockholders were stockholders.

Registration Statement on Form S-3 (File No. 333-46739) registering 1,630,311 shares of the Registrant’s Common Stock issuable pursuant to the acquisition of a company of which certain of the Registrant’s stockholders were stockholders.

Registration Statement on Form S-3 (File No. 333-60995) registering 723,513 shares of the Registrant’s Common Stock issuable to certain minority stockholders of the Registrant’s operating subsidiaries upon the exchange of shares in the Registrant’s operating subsidiaries acquired by certain stockholders pursuant to exchange rights agreements.

Registration Statement on Form S-3 (File No. 333-61989) registering $28,238,720.63 of debt securities that may be issued from time to time in one or more series.

Registration Statement on Form S-3 (File No. 333-188772), an automatic shelf registration statement, under which the Registrant may, from time to time, sell debt securities described in the automatic shelf registration statement in one or more offerings.

On November 17, 2015, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with L’Air Liquide, S.A., a société anonyme organized under the laws of France (“Air Liquide”) and AL Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Air Liquide (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into the Registrant on May 23, 2016, with the Registrant continuing as the surviving company and as an indirect wholly owned subsidiary of Air Liquide (the “Merger”). At the effective time of the Merger, each outstanding share of Common Stock (other than shares owned by the Registrant or any of its subsidiaries or Air Liquide or any of its subsidiaries (including Merger Sub), which were cancelled, and Dissenting Shares (as defined in the Merger Agreement)), was automatically converted into the right to receive $143.00 in cash.

In connection with the Merger, the Registrant is terminating the Registration Statements and deregistering the remaining securities registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Radnor, State of Pennsylvania, on May 23, 2016. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

AIRGAS, INC.

By:	/s/ Robert H. Young, Jr.
	Name:	Robert H. Young, Jr.
	Title:	Senior Vice President and General
Counsel